Exhibit 21

Subsidiaries

DecisionPoint Systems International, Inc. (Delaware)
DecisionPoint Systems Group, Inc. (Delaware)
CMAC, Inc. (Georgia)
DecisionPoint Systems CA, Inc. (California)
DecisionPoint Systems CT, Inc. (Connecticut)